EXHIBIT 99.1 NEWS RELEASE Dayton, OH October 1, 2003

MTC Technologies, Inc.

4032 Linden Ave

Dayton, OH 45432

www.mtctechnologies.com

FOR IMMEDIATE RELEASE

October 1, 2003

MTCT Acquires International Consultants, Inc.

Dayton, Ohio, October 1, 2003 – MTC Technologies, Inc., (NASDAQ: MTCT), Dayton, OH—a leader in engineering and technical support services for the Department of Defense, announced that the company and its wholly-owned subsidiary, Modern Technologies Corp. (MTC), have signed a stock purchase agreement to acquire International Consultants, Inc. (ICI), effective October 1, 2003.

Headquartered in Dayton, Ohio and founded in 1987, ICI is a privately-held company with approximately $25 million in annual revenue and over 250 employees. Essentially all of ICI’s work is in the defense industry where its main focus has been to support the United States Army, specializing in program management, information technology, logistics, and operations. The company has three operating locations and provides support to customers such as the Army Forces Command (FORSCOM) near Atlanta, GA and the Tank-Automotive and Armaments Command (TACOM) in Warren, MI.

The acquisition represents a significant step in MTCT’s on-going strategy to acquire complementary businesses to reach new customers and increase its technical footprint. This acquisition will enable MTCT to materially expand its support to the U.S. Army and provide MTCT access to new markets, such as FORSCOM and TACOM.

David S. Gutridge, MTCT Chief Executive Officer-elect, stated, “We have been looking for companies with a strong Land Forces presence that possess exceptional engineering, information technology, and other technical capabilities. ICI not only has all of these attributes, but it also supports some of the key commands and installations that will shape the future of United States Land Forces for years to come. We expect ICI to be immediately accretive to earnings and we will discuss the magnitude of that impact later this month.”

ICI will become an integral part of MTCT’s Land Forces Group, reporting to John Longhouser, Senior Vice President for Land Forces and Strategic Planning. Commenting on the acquisition, Mr. Longhouser noted, “ICI, as an acquisition choice, fits perfectly with our strategy to grow our land services sector. It has a wide range of Army technical support, a reputation for quality customer service, and a proven track record of profitability. Of considerable importance is its ‘cradle-to-grave’ support of the Army’s premier combat and combat support systems. We welcome ICI’s employees to our MTCT family and are extremely excited about the value their contributions will bring to our company, our clients, and our stockholders.”

Commenting on the sale, Mr. Alan Puterbaugh, President of ICI, stated, “MTCT is an ideal fit for our customers and our employees. We have long admired MTCT’s reputation for integrity, excellence in service, superb technical expertise, and responsiveness to customer requirements. These attributes embody the culture of our company and our employees. We feel the combination of contract vehicles and technical capabilities created by this union can be immediately leveraged with both sets of current customers, while providing opportunities for new business.”

The initial purchase price for 100% of the outstanding common stock of ICI is $9.9 million, to be paid $2.4 million in MTCT Common Stock and $7.5 million in assumption of ICI debt (of which approximately $2.8 million arose in connection with payments to ICI selling shareholders). ICI’s shareholders may receive additional payments through 2005 if certain operating goals are achieved. If all contingent amounts are earned, the total acquisition price could reach $19 million. Any future payments will also be paid in a combination of MTCT Common Stock and in cash. If the maximum purchase price is paid, the total payments will have been made 50% in cash or debt assumption and 50% in Common Stock. ICI’s selling shareholders are family members of MTCT’s Chairman of the Board and majority stockholder.

MTCT, through its wholly owned subsidiaries, provides engineering, technical and management services to the Federal Government and employs over 1,100 people in more than 20 locations. MTCT was founded in 1984 and is headquartered in Dayton, Ohio. MTCT is a Nasdaq listed company.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release that are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. These risks and uncertainties include: risks related to the growth of our FAST contract, including strains on resources and decreases in operating margins; federal government audits and cost adjustments; differences between authorized amounts and amounts received by us under government contracts; customers canceling, delaying, or deferring delivery of orders; customers’ failure to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; our ability to attract and retain qualified personnel; our ability to retain contracts during re-bidding processes; pricing pressures; undertaking acquisitions that might increase our costs or liabilities or be disruptive; integration of acquisitions; and changes in general economic and business conditions. For more information concerning these risks and uncertainties, see the Securities and Exchange Commission filings for MTCT. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release could cause these statements to become outdated with the passage of time, and we specifically disclaim any obligation to update these statements.

For further information on MTCT, visit the website at www.mtctechnologies.com.

FOR FURTHER INFORMATION CONTACT:

AT THE COMPANY:

David Gutridge

Chief Executive Officer—Elect

937/252-9199

david.gutridge@mtctechnologies.com